                                                                    EXHIBIT 12.1

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
                                                                        For the 52 Weeks Ended,
                                      ---------------------------------------------------------------------------------------------
                                       January 29,         January 28,         February 3,        February 1,          January 31,
                                        1994 (1)              1995                1996               1997                 1998
                                      -------------       -------------       -------------      -------------        -------------
Ratio of Earnings
-----------------
   to Fixed Charges
   ----------------

Earnings:
   Pre-tax income from continuing
      operations.....................   (135,697)            146,112             113,856             117,803             137,880
   Fixed charges.....................     47,722              67,827              75,668              72,036              93,416
   Preferred stock dividends.........         --              (2,777)             (3,197)             (1,305)                 --
   Capitalized interest..............     (1,176)             (1,170)             (1,364)               (829)             (1,716)
                                        --------            --------            --------            --------            --------

      Total Earnings.................    (89,151)            209,992             184,963             187,705             229,580
                                        ========            ========            ========            ========            ========
Fixed Charges:
   Interest expense..................     25,383              40,910              47,363              42,666              55,077
   Capitalized interest..............      1,176               1,170               1,364                 829               1,716
   Portion of rental expense.........     21,163              22,970              23,744              27,236              36,623
   Preferred stock dividends.........         --               2,777               3,197               1,305                  --
                                        --------            --------            --------            --------            --------

      Total Fixed Charges............     47,722              67,827              75,668              72,036              93,416
                                        ========            ========            ========            ========            ========

Ratio of Earnings to Fixed Charges...         --                 3.1                 2.4                 2.6                 2.5
                                        ========            ========            ========            ========            ========

____________________
(1) For the fiscal year ended January 29, 1994, the Company reported a pre-tax loss from continuing operations of $135,697, which resulted from the emergence of Carson Pirie Scott & Co. ("CPS") from Chapter 11 bankruptcy protection during the fiscal year. The Company acquired CPS on January 31, 1998 and accounted for the acquisition as a pooling-of-interests. Net income after extraordinary items and changes in accounting methods for the fiscal year ended January 29, 1994 was $28,832. The ratio of earnings to fixed charges calculation for fiscal year ended January 29, 1994, indicated a fixed charge coverage deficiency of $136,873.


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
                                             For the Three Months Ended,
                                            -----------------------------
                                                May 3,          May 2,
                                                 1997            1998
                                            -------------   -------------
Ratio of Earnings
-----------------
   to Fixed Charges
   ----------------

Earnings:
   Pre-tax income from continuing
      operations.........................       22,538          35,008
   Fixed charges.........................       23,477          17,056
   Preferred stock dividends.............           --              --
   Capitalized interest..................         (192)           (221)
                                               -------         -------

      Total Earnings.....................       45,823          51,843
                                               =======         =======
Fixed Charges:
   Interest expense......................       14,955           7,942
   Capitalized interest..................          192             221
   Portion of rental expense.............        8,330           8,893
   Preferred stock dividends.............           --              --
                                               -------         -------

      Total Fixed Charges................       23,477          17,056
                                               =======         =======

Ratio of Earnings to Fixed Charges.......          2.0             3.0
                                               =======         =======
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